UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2012

Behringer Harvard REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17300 Dallas Parkway, Suite 1010, Dallas, Texas

74248

(Address of principal executive offices)

(Zip Code)

(972) 931-4300

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

On October 4, 2012, we posted our 2012 Second Quarter Report Summary on our website at www.behringerharvard.com/reit1.  A copy of the 2012 Second Quarter Report Summary, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 8.01.                                        Other Events.

Distributions

On October 3, 2012, our board of directors authorized distributions payable to shareholders of record on each of September 30 and October 31, 2012.  Distributions payable to each shareholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a monthly amount of $0.0083 per share of common stock, which is equivalent to an annual distribution rate of 1.0% on a purchase price of $10.00 per share.  Distributions are authorized at the discretion of our board of directors based on its analysis of numerous factors, including but not limited to our forthcoming cash needs, and there is no assurance that distributions will continue at all, or at any particular rate.  All or a portion of the distributions may constitute return of capital for tax purposes.

Litigation

On September 17, 2012, a lawsuit, seeking class action status, was filed in the United States District Court for the Northern District of Texas (Dallas Division).  Neither the Company nor any of the other defendants believe the suit has merit and each intend to defend it vigorously.  The named plaintiff, Ms. Lillian Hohenstein, states that she owns shares (less than one-tenth of one percent) in the Company and purports to file the suit individually and on behalf of all others similarly situated.  For purposes of this report, Ms. Hohenstein and the persons that she claims are similarly situated persons are referred to as “Plaintiffs.”

Plaintiffs named Behringer Harvard REIT I, Inc. (the “Company”), Behringer Harvard Holdings, LLC (“BHH”), the Company’s previous sponsor, as well as each of the Company’s directors: Robert M. Behringer, Robert S. Aisner, Ronald Witten, Charles G. Dannis and Steven W. Partridge (individually a “Director” and collectively the “Directors”) and Scott W. Fordham, the Company’s Chief Operating and Financial Officer, and James E. Sharp, the Company’s Chief Accounting Officer (individually an “Officer” and collectively the “Officers”), as defendants.

Plaintiffs allege that the Directors violated Sections 14(a) and (e) and Rules 14a-9 and 14e-2(b) of and under federal securities law in connection with: (1) the recommendations made to the Company’s shareholders in response to certain tender offers made by CMG Partners, LLC and its affiliates (“CMG”); and (2) the solicitation of proxies for the Company’s annual meeting of shareholders held on June 24, 2011.  CMG initiated a tender on August 23, 2011 for up to 1.0 million shares of the Company’s common stock at a price equal to $1.80 per share.  CMG initiated a second tender for up to 1.0 million shares at the same price on February 23, 2012.  The aggregate amount subject to the tender offers represented less than 0.7 percent of the Company’s outstanding common stock.

Plaintiffs also allege that the Company, BHH, the Directors and Officers each individually breached various fiduciary duties purportedly owed to Plaintiffs.  Plaintiffs also allege that the Company, BHH, the Directors and Officers were unjustly enriched by the purported failures to provide complete and accurate disclosure regarding, among other things, the value of the Company’s common stock and the source of funds used to pay distributions.  Finally, Plaintiffs allege that the Company, BHH, the Directors and Officers were also negligent in permitting the Company to make what Plaintiffs allege were misleading disclosures.

Plaintiffs seek the following relief: (1) that the court declare the proxy to be materially false and misleading; (2) that the filings on Schedule 14D-9 were false and misleading; (3) that the authorization secured pursuant to the proxy be found null and void and that the Company be required to re-solicit a shareholder vote pursuant to court supervision and court approved proxy materials; (4) that the defendants have violated their fiduciary duties to the shareholders who purchased shares of the Company from February 19, 2003 to the present; (5) that the defendants be required to account to Plaintiffs for damages suffered by Plaintiffs; and (6) that Plaintiffs be awarded costs of the action including reasonable allowance for attorneys and experts fees.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                            Exhibits.

99.1                                 2012 Second Quarter Report Summary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD REIT I, INC.

Dated: October 4, 2012	By:	/s/ Telisa Webb Schelin
Telisa Webb Schelin
Senior Vice President - Legal, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	2012 Second Quarter Report Summary